DWS INVESTMENTS
STRUCTURED NOTES
POWERED BY X-MARKETS
RESHAPING IVESTING
DWS INVESTMENTS
DEUTSCHE BANK GROUP

           Deutsche Bank Balanced Currency Harvest (USD) Index Linked
              Enhanced Participation Notes due December 2, 2014

            Currency Index Based |X| Bullish |X| Fee-Based Accounts

Indicative Terms as of November 10, 2009

CUSIP:                        2515A0 VR 1

Issuer:                       Deutsche Bank AG, London Branch

Maturity / Tenor:             5 Years

Index:                        Deutsche Bank Balanced Currency Harvest (USD)
                              Index (DBHVG10U (GO))

Index Starting Level:         Closing level of the Index on the Trade Date

Index Ending Level:           Closing level of the Index on the Final Valuation
                              Date

Index Return:                 Index Ending Level - Index Starting Level
                              -----------------------------------------
                                         Index Starting Level

Participation Rate:           190.00% - 200.00% (TBD on Trade Date)

Payment at Maturity:          If the Index Ending Level:

                              (a) is greater than the Index Starting Level, the
                              Payment at Maturity will be a cash payment equal
                              to the Index Return multiplied by the
                              Participation Rate:

                              $1,000 + ($1,000 x Index Return x Participation
                              Rate); OR

                              (b) is equal to the Index Starting Level, the
                              Payment at Maturity will be a cash payment equal
                              to $1,000 per $1,000 Face Amount of securities; OR

                              (c) is less than the Index Starting Level, the
                              Payment at Maturity will be equal to $1,000 +
                              ($1,000 x Index Return).

Agent:                        Deutsche Bank Securities Inc. ("DBSI")

Discounts and Commissions:    DBSI will not receive a commission in connection
                              with the sales of the securities. DBSI may pay
                              referral fees to other broker-dealers of up to
                              0.50% or $5.00 per $1,000 face amount. DBSI may
                              pay custodial fees to other broker-dealers of up
                              to 0.25% or $2.50 per $1,000 face amount. The
                              Issuer will reimburse DBSI for such fees. See
                              "Underwriting (Conflicts of Interest)" in the
                              accompanying product supplement. The agent for
                              this offering is our affiliate. For more
                              information see "Supplemental Underwriting
                              Information (Conflicts of Interest)" in term sheet
                              No. 765B/A.
--------------------------------------------------------------------------------
                         Best Case Scenario at Maturity
--------------------------------------------------------------------------------
If the Index Return is positive, investors will receive between 190.00% and
200.00% (TBD on the Trade Date) of the performance of the Index Return at maturity. The investment is not capped.

--------------------------------------------------------------------------------
                        Worst Case Scenario at Maturity
--------------------------------------------------------------------------------
If the Index Ending Level is less than the Index Starting Level, an investment in the securities will decline by 1% for every 1% decline in the Index. The maximum loss on an investment is 100%.

--------------------------------------------------------------------------------
                                    Benefits
--------------------------------------------------------------------------------
|X|  Uncapped Index exposure

|X|  190.00% - 200.00% upside leverage of any positive Index Return
--------------------------------------------------------------------------------
                                     Risks
--------------------------------------------------------------------------------
|X|  Because the securities do not offer principal protection of your initial investment and the return of the securities is linked to the performance of the Index, you may lose up to 100% of your initial investment

|X|  An investment in the securities is subject to the credit of the Issuer

|X|  Return on the securities is linked to the performance of a currency based index.
--------------------------------------------------------------------------------
                                Important Dates
--------------------------------------------------------------------------------
 Offering Period:............November 10, 2009 - November 23, 2009
 Trade Date:.....................................November 23, 2009
 Settlement Date:...............................November 27, 20009
 Final Valuation Date:...........................November 24, 2014
 Maturity Date:.........................December 2, 2014 (5 Years)

ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-162195
Dated November 10, 2009     R-14061-1 (10/09)

--------------------------------------------------------------------------------
          NOT FDIC / NCUA INSURED OR GUARANTEED MAY LOSE
                  VALUE * NO BANK GUARANTEE NOT A
                              DEPOSIT
          NOT INSURED BY ANY FEDERAL GOVERNMENTAL AGENCY
--------------------------------------------------------------------------------

             DWS Structured Products 1.866.637.9185 www.dws-sp.com

Enhanced Participation Notes Fact Sheet
DWS Structured Products

Return Scenarios at Maturity (Assumes a Participation Rate of 195%)
Change in Index (%)	Index Return (%)	Security Return (%)	Payment at Maturity (per $1,000 invested)
30.00%	30.00%	58.50%	$1,585.00
20.00%	20.00%	39.00%	$1,390.00
15.00%	15.00%	29.25%	$1,292.50
10.00%	10.00%	19.50%	$1,195.00
5.00%	5.00%	9.75%	$1,097.50
0.00%	0.00%	0.00%	$1,000.00
-5.00%	-5.00%	-5.00%	$950.00
-10.00%	-10.00%	-10.00%	$900.00
-15.00%	-15.00%	-15.00%	$850.00
-30.00%	-30.00%	-30.00%	$700.00
This hypothetical scenario analysis does not reflect advisory fees, brokerage or other commissions, or any other expenses that an investor may incur in connection with the securities.  No representation is made that any trading strategy or account will, or is likely to, achieve similar returns to those shown above. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from this analysis. The numbers appearing in the above table have been rounded for ease of analysis.

Selected Risk Factors
YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment per $1,000 face amount. The return on the securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index performance is positive or negative.

STRATEGY RISK — The strategy reflected in the Index takes the view that by taking long positions in high yielding currencies and short positions in low yielding currencies, an investor’s gain from interest rate differentials in the high yielding jurisdictions will exceed any potential losses from currency rate risk. The Issuer provides no assurance that this expectation is or will remain valid. Various market factors and circumstances at any time and over any period could cause and have in the past caused investors to become more risk adverse to high yielding currencies. Such risk aversion is greater with respect to the non G-10 currencies, which may be volatile and subject to large fluctuations, devaluations, exchange controls and inconvertibility, which would negatively affect the value of the securities.

CREDIT RISK — The payment of amounts owed to you under the securities is subject to the Issuer’s ability to pay. Consequently, you are subject to counterparty risk and are susceptible to risks relating to the creditworthiness of Deutsche Bank AG.

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the securities prior to maturity. You should be willing and able to hold your securities to maturity.

NO PERIODIC COUPON — You will not receive periodic coupon payments on the securities.
LACK OF LIQUIDITY — There may be little or no secondary market for the securities. The securities will not be listed on any securities exchange.

OUR RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX OR THE MARKET VALUE OF THE SECURITIES — We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities, which could affect the level of the Index or the value of the securities.

POTENTIAL CONFLICTS — Because we and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as Sponsor and Calculation Agent of the Index and hedging our obligations under the securities, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

GAINS IN COMPONENTS OF THE INDEX MAY BE OFFSET BY LOSSES IN OTHER INDEX COMPONENTS—The securities are linked to the performance of the Index, which is composed of multiple currency positions. Any gain in one position may be offset by a loss in another position. The performance of the Index will be based on the appreciation or depreciation of the Index as a whole. Therefore, a positive return in one position may be offset, in whole or in part, by a negative return of a lesser, equal or greater magnitude in another position, resulting in an aggregate Index Return equal to or less than zero

MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the level of the Index on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

CURRENCY MARKETS MAY BE VOLATILE—Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the values of the components reflected in the Index and the value of your securities in varying ways, and different factors may cause the values of the Index components and the volatility of their prices to move in inconsistent directions at inconsistent rates.

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — Significant aspects of the U.S. federal income tax treatment of the securities are uncertain, and the Internal Revenue Service or a court might not agree with the tax consequences described in the accompanying term sheet.

See "Selected Risk Considerations" in the accompanying term sheet and "Risk Factors" in the accompanying product supplement for additional information.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents including term sheet No. 765B/A and the product supplement relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the underlying supplement, product supplement, prospectus supplement, prospectus, term sheet No. 765B/A and this fact sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

DWS Structured Products    1.866.637.9185    www.dws-sp.com